Exhibit 99

Accenture Names Debra A. Polishook Group Chief Executive—Accenture Operations,
Succeeding Michael J. Salvino

Manish Sharma Named Group Operating Officer—Accenture Operations

NEW YORK; June 1, 2016 – Accenture (NYSE: ACN) today announced the appointment of Debra (Debbie) A. Polishook as group chief executive—Accenture Operations, succeeding Michael (Mike) J. Salvino, who will retire from the company and join Carrick Capital Partners, an investment firm focused on technology-enabled businesses. Accenture named Manish Sharma group operating officer—Accenture Operations, succeeding Ms. Polishook. These changes are effective September 1, 2016.

Ms. Polishook, 55, is currently group operating officer for Accenture Operations, which is one of Accenture’s five businesses and has more than $7 billion in annual net revenues and 100,000 people globally. In her new role as group chief executive—Accenture Operations, Ms. Polishook will join the company’s Global Management Committee.

Mr. Sharma, 48, based in Bangalore, India, is currently senior managing director—Global Delivery & Solution Development for Accenture Operations. In his new role as group operating officer—Accenture Operations, Mr. Sharma will continue as a member of Accenture’s Global Leadership Council.

“I am delighted that Debbie will become our new group chief executive—Accenture Operations. She is an outstanding leader with a proven track record of successfully running different parts of our business during her 30-year career with Accenture,” said chairman and CEO Pierre Nanterme. “She brings to her new role extensive knowledge of our consulting and business process services, and she was instrumental in shaping our strategy for Accenture Operations when we formed it two years ago. I look forward to working with Debbie as a key member of our senior leadership team as we continue to drive growth in this important part of our business.

“I want to recognize and thank Mike for his significant contributions to Accenture during his 22-year career with our company. Through Mike’s vision and leadership, we created a unique and industry-leading capability with Accenture Operations by combining our business process, infrastructure and cloud services, enabling us to offer clients an even more compelling value proposition to run key operations ‘as-a-service’ and at scale. Accenture Operations has been an engine for growth, with revenues up 20 percent in local currency in fiscal 2015. It has been my pleasure to work closely with Mike over the years, and on behalf of our senior leadership team and everyone at Accenture, I wish him all the best in the future.”

“I am incredibly proud of the team and the market-leading business we have built in Accenture Operations,” said Mr. Salvino. “Debbie is the perfect choice to lead Accenture Operations. We have worked side by side for the last six years, and much of our success has been a direct result of her leadership. I am also delighted that Manish will be stepping up as group operating officer. I wish Debbie, Manish and the entire Accenture team continued success.”

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions—underpinned by the world’s largest delivery network—Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With approximately 373,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture
+1 917 452 6561
stacey.jones@accenture.com